UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 22, 2011
(Date of earliest event reported)

VISTA GOLD CORP.
(Exact Name of Registrant as Specified in Charter)

Yukon Territory, Canada
(State or Other Jurisdiction of Incorporation)

1-9025 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

7961 SHAFFER PARKWAY, SUITE 5, LITTLETON, COLORADO 80127
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (720) 981-1185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On February 22, 2011, the Registrant’s wholly-owned subsidiary Vista Gold U.S. Inc., a Delaware corporation (“Vista US”), and its wholly-owned subsidiary Idaho Gold Resources, LLC, an Idaho limited liability company (“Idaho Gold”) entered into a combination agreement (the “Combination Agreement”) with Midas Gold, Inc., a Washington corporation (“Midas Gold”), and Midas Gold Corp., a newly-formed British Columbia corporation (“Midas Canada”) pursuant to which the respective holdings of Idaho Gold and Midas Gold in the Yellow Pine – Stibnite Mining District located in Valley County, Idaho will be combined (the “Combination”).  Pursuant to the Combination Agreement, the Combination will be effected by way of a contribution and share exchange by each of Vista US and Midas Gold.  If the Combination is approved by the shareholders of Midas (the “Midas Shareholders”) at a special meeting due to be held on or before April 1, 2011 (the “Midas Meeting”) and all other conditions to closing are satisfied, Midas Canada will be owned, on a fully-diluted basis, 65% by Midas Gold and 35% by Vista US.

In order to effect the Combination by way of a contribution and share exchange, Vista US will incorporate a new wholly-owned subsidiary to be known as Idaho Gold Holding Company, an Idaho corporation ("Idaho Holdco"); contribute all of its equity interests in Idaho Gold to Idaho Holdco; and at closing of the Combination, contribute all of the issued and outstanding shares of common stock of Idaho Holdco to Midas Canada as a capital contribution, in exchange for that number of common shares of Midas Canada (“Midas Canada Shares”) equal to, on a fully diluted basis, 35% of the Midas Canada Shares that are issued and outstanding immediately following the completion of the Combination.  It is anticipated that the Midas Shareholders will approve the Combination at the Midas Meeting and the Midas Shareholders, other than any dissenting shareholders, will contribute their shares of common stock in Midas (“Midas Shares”) to Midas Canada in exchange for that number of Midas Canada Shares equal to, on a fully diluted basis, 65% of the Midas Canada Shares that are issued and outstanding immediately following the completion of the Combination.  Pursuant to the Combination Agreement, holders of options to purchase Midas Shares (“Midas Options”) will be entitled to exchange such Midas Options for options to purchase an equal number of Midas Canada Shares, exercisable on substantially the same terms and conditions as the Midas Options.

As a condition to closing the Combination, Midas Shareholders holding at least 66-2/3% of the issued and outstanding Midas Shares must vote in favor of the Combination at the Midas Meeting and dissenters' appraisal rights shall not be exercised representing more than 5% of the outstanding Midas Shares. Additionally, as a condition to closing the Combination, Vista US and each officer, director, and holder of 5% or greater of the Midas Shares (the “Midas Affiliates”) have entered into lock up agreements (the “Lock Up Agreements”) and voting support agreements (the “Voting Agreements”).  Pursuant to the Lock Up Agreements, Vista US and each of the Midas Affiliates have agreed that their respective Midas Canada Shares will not be transferable except in specific circumstances and for a specific period of time.  Pursuant to the Voting Agreements, Vista US has, amongst other items, agreed, for a specified period of time, to vote in favor of the nominees to the Midas Canada board of directors as designated by the nominating and corporate governance committee, or similar committee, of Midas Canada and the Midas Affiliates have, amongst other items, agreed, for a specified period of time, to vote in favor of the Combination and for the nominee to the Midas Canada board of directors as designated by Vista US.  Finally, the Combination is subject to other customary conditions of closing, including, but not limited to, obtaining all necessary consents and approvals; no material adverse change having occurred in the business, affairs, financial condition or operations of Vista US, Idaho Gold, or Midas Gold; Vista US, Idaho Gold and Midas Gold having performed or complied with all covenants under the Combination Agreement; and there being no pending litigation, judgment, order or decree that would prohibit the Combination.

The Registrant expects the Combination to be completed following the Midas Meeting on or about April 1, 2011.  At closing of the Combination, Idaho Holdco and Midas Gold will become wholly-owned subsidiaries of Midas Canada.  The individual steps of the Combination are intended by the parties involved to constitute a single, integrated transaction which qualifies as a tax deferred roll-over for United States and Canadian shareholders.

The Registrant does not consider its holdings in the Yellow Pine – Stibnite Mining District located in Valley County, Idaho (the “Yellow Pine Project”) to be material to the Registrant.  Accordingly, the Registrant does not consider the Combination Agreement to be a material agreement requiring disclosure under Item 1.01 of Form 8-K.  For a description of the Yellow Pine Project, see the section titled “Yellow Pine” under “Item 2. Properties” of the Registrant’s annual report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 16, 2010.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VISTA GOLD CORP. (Registrant)

Dated: February 28, 2011	By: /s/ Gregory G. Marlier Gregory G. Marlier Chief Financial Officer